EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the prospectus constituting a part of this Amendment No. 4 to the Registration Statement (Form S-3), Registration No. 333-123017, of Neurobiological Technologies, Inc. of our reports dated November 2, 2006 relating to the consolidated financial statements of Neurobiological Technologies, Inc., Neurobiological Technologies, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Neurobiological Technologies, Inc. (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), included in its Annual Report on Form 10-K for the year ended June 30, 2006. We also consent to the reference to us under the caption “Experts” in the prospectus.

/s/ ODENBERG, ULLAKKO, MURANISHI & CO. LLP

San Francisco, California

January 11, 2007